Exhibit 10.2
Beachwold Partners, L.P.
1775 Broadway, 23rd Floor
New York, NY 10019
March 6, 2006
Tarragon Corporation
1775 Broadway, 23rd Floor
New York, NY 10019
     Re:      $30,000,000 Revolving Line of Credit
Gentlemen:
     This is to confirm the terms of the revolving credit facility (the “Loan”) pursuant to which Beachwold Partners, L.P. (“Lender”) has been and will continue to lend funds to Tarragon Corporation (“Borrower”) on a revolving basis:
1.	Maximum Amount of Facility: $30,000,000 outstanding at any time. Advances which have been repaid will be re-advanced by Lender during the Loan term in accordance with Paragraph 3 below.

2.	Maturity Date: January 2, 2008

3.	Advances: Advances will be made to Borrower upon request by Borrower from time-to-time, but not more frequently than monthly, upon not less than five business days’ notice to Lender.

4.	Interest Rate: Advances will bear interest at the lesser of (a) an adjustable rate equal to one hundred basis points over thirty day LIBOR in effect at the time of each advance, as reasonably determined by Lender, with adjustments made at the end of every thirty day period, or (b) the lowest interest rate for an unsecured loan offered to the Borrower in writing by an institutional lender.

5.	Payments: Interest only, payable on demand, no more frequently than monthly during the term of the facility.

6.	Prepayment: Prepayments may be made without penalty or premium, in whole or in part, at any time.

7.	Final Payment: All outstanding principal, plus interest accrued thereon, and all other sums owed under the Loan, shall be due and payable on the Maturity Date.

Exhibit 10.2
8.	Default: Upon any failure by Borrower to make any payment to Lender within five (5) business days after the date it is due, Borrower shall be in default under this facility and Lender shall have the right to declare the entire indebtedness immediately due and payable. Following any such default, interest shall, at Lender’s option, accrue and be payable at the lesser of four percent (4%) per annum above the interest rate set forth in Paragraph 4 above, or the highest interest rate permitted by law.

9.	Promissory Note and Further Documentation: Borrower shall execute a Promissory Note in the form attached hereto as Exhibit A (the “Note”) to evidence its indebtedness under the Loan. Advances and repayments shall be recorded on the books and records of Lender, which shall be deemed correct absent manifest error. Borrower shall execute such further documentation as Lender may require, from time-to-time to confirm the terms and/or status of the Loan.

10.	Renewal and Extension: The Loan is a renewal and extension of that certain $20,000,000 unsecured line of credit facility previously extended by Lender to Borrower, which matured by its terms on January 2, 2006 (the “Original Loan”). This letter agreement and the Note shall replace and supercede any prior agreements, whether written or oral, between Lender and Borrower concerning the Loan or the Original Loan.

11.	Costs/Attorneys Fees: Borrower shall be responsible for and shall pay to Lender on demand, all of Lender’s costs and expenses incurred in connection with the Loan, including without limitation, attorneys fees.
     Kindly indicate your agreement with, and acceptance of, the foregoing terms by countersigning a copy of this letter agreement where indicated below and returning it to the undersigned.

Beachwold Partners, L.P.
By:	/s/ William S. Friedman
Williams S. Friedman
General Partner

Agreed and Accepted:
Tarragon Corporation

By:	/s/ Robert P. Rothenberg

Name: Robert P. Rothenberg Title: President